EXHIBIT 10.24

PROPERTY MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT made as of January 4, 2007, between 1407 Broadway Real Estate LLC, a Delaware limited liability company having an office at 326 Third Street, Lakewood, New Jersey 08701, (hereinafter referred to as the “Owner”), and Trebor Management Corp., a New York corporation having an office at 1407 Broadway, New York, New York 10018 (hereinafter referred to as the “Agent”).

W I T N E S S E T H

In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Appointment of Agent. The Owner hereby appoints Agent as the sole and exclusive managing agent of the property known as 1407 Broadway, New York, New York (the “Property”) and Agent hereby accepts such appointment to perform such duties and services and on such terms and conditions as hereinafter provided.

2. Duties of Agent. The duties of Agent shall be generally to operate and manage the Property and to perform all services reasonably necessary for the care, protection, maintenance and operation of the Property and shall include, but not be limited to, the following:

(a) On behalf of and with the approval of the Owner (which approval shall not be unreasonably withheld, delayed or conditioned, and which approval shall be deemed granted if not reasonably denied in writing within five (5) business days after Agent’s request for such approval is submitted) hire, discharge and supervise the work of all persons necessary to be employed by the Owner in order to properly maintain and operate the Property. In connection therewith, Agent shall use reasonable care, and all persons hired and supervised in accordance with this subsection shall be in the sole employ of the Owner and not in the employ of Agent, and Agent shall in no way be liable for any act or omission of any persons so employed or to any such persons for wages or other compensation. Agent shall, on behalf of and at the expense of the Owner, disburse all wages or other compensation to such persons;

(b) At its own expense, maintain a sufficient staff to perform all administrative, bookkeeping, clerical, receiving and disbursing services required in connection with the performance of its duties hereunder, provided, however, that Agent shall not be responsible for the expense of any personnel retained by or on behalf of the Owner;

(c)  Bill and collect all rent and additional rent (hereinafter, “Rent Charges”), and other amounts due and payable by tenants of the Property (hereinafter, “Tenants”) and other income from the Property and send late notices to any Tenants who have not made timely payments of Rent Charges allowing for any applicable grace periods therefor; and, in the event of a default by a Tenant under any lease, to sue for collection of any late payments and/or seek the Tenant’s eviction from the Property, or retain attorneys to do any of the aforesaid;

(d) Through employees of the Owner or when required, in Agent’s judgment, through independent contractors, cause the Property to be repaired, restored, cleaned, added to, improved, altered, replaced and maintained in such condition as may be deemed advisable by Agent, and, in conjunction therewith, to purchase such equipment, furniture, tools, appliances, materials, supplies, and uniforms as Agent shall deem necessary or advisable, provided that the expense to be incurred for any single repair by an independent contractor or for any single purchase shall not exceed $50,000 without the prior written consent of the Owner, except if part of a pre-approved budgeted item or in the case of emergency repairs, immediately necessary for the preservation of the Property or the safety of the Tenants, or other persons, or required to avoid the suspension of any necessary service in the Property or reasonably necessary to avoid the criminal liability of the Owner or Agent, in which case such emergency repairs may be made by Agent irrespective of the cost thereof without the prior approval of the Owner, but Agent shall, with reasonable promptness, notify the Owner of such emergency repairs;

(e) Unless otherwise directed in writing by the Owner in each instance, and as deemed necessary by Agent, enter into contracts for a term of no longer than three (3) years or requiring annual payments 10% greater than those in effect during the prior year for the same or similar services, for elevator maintenance, telephone service, window cleaning, steam, gas, electricity and water services, security services, extermination and other services as shall from time to time be approved by the Owner and shall do so in its name or the name of the Owner, as the Owner shall elect; provided, that any individual service contract in excess of three (3) years or $25,000 per annum shall require the consent of the Owner, unless said service contract is part of a pre-approved budget;

(f) On behalf of and at the cost and expense of the Owner, cause such acts or things to be done in and about the Property, and to prepare and file all such documents, as shall be necessary to comply with all federal, state and municipal statutes, rules and regulations of, and remedy all violations charged by, any such authorities, the New York Board of Fire Underwriters, the New York Fire Insurance Exchange or similar body. Any one order or violation involving an expenditure of over $50,000 shall be complied with only with the prior written approval of the Owner, but orders or violations requiring emergency action immediately necessary for the preservation or safety of the Property or for the safety of the Tenants or other persons, or required to avoid the suspension of any necessary service, or reasonably necessary to avoid criminal liability of Agent or the Owner, may be complied with irrespective of the costs thereof, without the prior approval of the Owner, but Agent shall, with reasonable promptness, notify the Owner of same;

(g) On behalf of and at the expense of the Owner cause to be effected and maintained, through agents and brokers approved by the Owner, in such amounts and with such insurance companies as the Owner shall approve, property and liability insurance covering the Owner and the Property as the Owner and Agent shall deem necessary or reasonably desirable for the protection of the interests of the Owner and Agent, and Agent shall be named as an insured party in all liability policies;

(h) Deposit all monies received by it for or on behalf of the Owner (less any sums deducted by Agent in accordance with the provisions of this agreement) to the account of the Owner in one or more special bank accounts selected and maintained by Agent for such purpose and no such monies shall be commingled with other funds of Agent;

(i) Review all bills received for services, work and supplies ordered in connection with maintaining and operating the Property, pay all such bills, and also pay all real estate taxes, water charges, sewer rents and assessments assessed with respect to the Property as and when the same shall become due and payable;

(j) Supervise the moving in and out of Tenants;

(k) Consider and, when reasonable, attend to the complaints of Tenants and advise the Owner of any complaints not attended to, and the reason(s) therefor;

(l) Cause to be prepared and filed the necessary forms for unemployment insurance, social security taxes and withholding taxes and all other forms required by any federal, state or municipal authority, provided that any costs and expenses associated with such filings shall be the responsibility of the Owner;

(m) Render to the Owner monthly statements of receipts and expenditures on a cash basis for the preceding month and for the year to date; and

(n) Set up and maintain separate and accurate books of account, check books, and payroll and other records of the Owner, and maintain orderly files of all rent records, leases, bills, vouchers, documents, correspondence, insurance policies, papers, etc. (collectively called “documents”) pertaining to the Property, all of which shall be and remain the property of the Owner; provided, however, that Agent shall not be required to maintain any documents for more than six (6) years unless specifically requested to do so in writing by the Owner. Agent shall, within a reasonable period after request of the Owner, make all of said documents available to the Owner and its officers, accountants, attorneys and other representatives and shall deliver same to the Owner or its agents or representatives within a reasonable period after demand.

(o) For each year during the term of this Agreement, at least sixty (60) days after the commencement of Owner’s fiscal year (which is presently a calendar year), Agent shall prepare and submit to Owner proposed annual operating and capital budgets for such fiscal year containing an estimated income and operating expense statement and an estimated capital expense statement, in a form reasonably satisfactory to or reasonably approved by Owner, for the operation of the Property during that fiscal year of Owner (on a monthly basis ) or such other operating period as may be specified by Owner. The proposed budgets shall also include a recommendation as to an operating reserve and a capital reserve. Agent and Owner shall discuss such proposed budgets until the proposed budgets, with any changes therein as may be reasonably requested by Owner, are approved by Owner (and upon such approval, the proposed annual budgets shall constitute the “Current Budget”). If the proposed budgets are not approved by Owner for any period, then the prior Current Budget (as increased until approval by five (5%) percent per annum) shall be deemed to constitute the Current Budget until the proposed budget is approved by Owner. Agent shall use its commercially reasonable efforts to cause the Property to be operated, leased, repaired and maintained in accordance with the Current Budget. Agent shall not, without the prior written approval of Owner, incur any expenses in the management, maintenance, leasing, or operation of the Property not set forth in such Current Budget or which would result in: (i) the amount of any single annual budget category or line item being exceeded by more than 10%, (ii) the amount of the total Current Budget being exceeded by more than 5%, or (iii) a single expenditure exceeding the annual budgeted amount by $50,000.00. All expenses shall be charged to the proper account set forth in the Current Budget and no expense shall be classified or reclassified to avoid exceeding a budgeted amount except to the extent that a miscellaneous or contingency category exists. Notwithstanding the foregoing, Agent may incur costs immediately necessary for emergency repairs and other matters of an emergency nature; however, Agent shall use commercially reasonable efforts to notify Owner by telephone and obtain Owner’s oral approval before undertaking such emergency repair. If such approval is not obtained, Agent shall only incur the minimum expenses necessary in Agent’s reasonable judgment in connection with such emergency repair until Owner’s approval is obtained. Agent shall, in any event, promptly notify Owner in writing as to such emergency repair. All approvals to be given by Owner pursuant to the provisions of this paragraph 2 shall not be unreasonably withheld, delayed or conditioned.

3. Authority of Agent. Subject to the conditions and limitations set forth in Article 2, the Owner authorizes Agent to perform any act or do anything necessary or desirable to carry out the intent and purposes of this agreement. Everything done by Agent shall be done as agent of the Owner and all obligations or expenses incurred shall be for the account, on behalf and at the expense of the Owner. To the extent obtainable all purchases or commitments made by Agent for the Owner shall be in writing and shall provide or be deemed to provide that Agent is acting as agent for the Owner and shall not be liable or responsible with respect to any such commitment or purchase. Any payments made by Agent hereunder shall be made out of such funds as Agent may from time to time hold for the account of the Owner or as may be provided by the Owner. Agent shall not be obligated to make any advance to or for the account of the Owner or to pay any amount except out of funds held or provided as aforesaid, nor shall Agent be obliged to incur any liability or obligation unless the Owner shall furnish Agent with the necessary funds for the discharge thereof. If Agent shall advance voluntarily for the Owner’s account any amount, for the payment of any obligation or expense authorized hereunder to be paid in connection with the maintenance and operation of the Property, the Owner shall reimburse Agent therefor within ten (10) days after demand.

4. Indemnification; Reimbursement. Owner agrees:

(a) To indemnify, defend and hold harmless Agent from any and all claims for damages or injuries to persons or property by reason of any cause whatsoever either in and about the Property or elsewhere when Agent is carrying out the provisions of this agreement or acting under the express or implied directions of the Owner, unless arising solely from the gross negligence, bad faith or willful misconduct of Agent in carrying out its duties hereunder;

(b) To reimburse Agent upon demand for any monies which Agent is required to pay out for any reason whatsoever, either in connection with, or as an expense in defense of, any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Agent, or the Owner and Agent jointly or severally, affecting or due to the condition or use of the Property or acts or omissions of Agent or employees of the Owner, or arising out of or based upon any law, regulation, requirement, contract or award relating to the hours of employment, working conditions, wages and/or compensation of employees or former employees of the Owner; and

(c) To defend promptly and diligently, at the Owner’s sole cost and expense, any claim, action or proceeding brought against Agent, or Agent and the Owner jointly or severally, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Agent from any judgment, loss or settlement on account thereof.

It is expressly understood and agreed that the provisions of this paragraph shall survive the termination of this agreement, but this shall not be construed to mean that liability of the Owner does not survive as to other provisions of this agreement.

5. Compensation. Owner shall pay Agent as compensation for services hereunder, other than for leasing of space on behalf of the Owner, an annual fee of eight hundred sixty-five thousand and 00/100 ($865,000.00) dollars for the first year of the Term (hereinafter defined), and such annual fee shall increase by five (5%) percent above the fee payable for the previous year for each year throughout the Term. All annual fees to Agent shall be payable in advance in equal monthly installments on the first day of each month, which Agent may deduct from the Rent Charges or other funds collected by Agent for the account of the Owner. Such annual fee is intended to cover all salaries, payroll taxes, health care and other employee costs in respect of Agent’s employees (collectively, “Employee Expenses”). Any excess of such annual fee over the actual Employee Expenses for any year during the Term (which shall be paid in the discretion of Agent) shall be accrued by Agent and applied towards Employee Expenses in subsequent year(s) during the Term, in Agent’s discretion; provided, however, that Agent shall have no duty or obligation to account to Owner at the end of the Term for any such accrued excess remaining at such time.

Agent shall also be reimbursed, promptly after request therefor from time to time, for all reasonable out-of-pocket expenses incurred by Agent in the performance of its duties hereunder including, without limitation, office expenses, advertising expenses and telephone charges, but not including the payment of Employee Expenses (such reimbursable expenses aggregated approximately $75,000.00 for the fiscal year ended August 31, 2005).

6. Term. (a) The term of this agreement (“Term”) shall commence on the date first written above and shall remain in effect for a term of five (5) years unless extended or sooner terminated as provided herein. If Agent shall fail to substantially perform any of its material services, agreements, representations, warranties, covenants, or obligations herein, and shall fail to cure said failure within thirty (30) days of notice of said failure sent by the Owner to Agent, the Owner shall have the right to terminate this agreement at the end of any calendar month on not less than thirty (30) days’ prior written notice to Agent. If the Owner shall unreasonably refuse to comply with or abide by any proper rule, order, determination, ordinance or law of any federal, state or municipal authority having jurisdiction or asserting jurisdiction, Agent may terminate this agreement at any time on thirty (30) days’ prior notice in writing to the Owner. Agent may otherwise terminate this agreement on ninety (90) days’ prior written notice to the Owner. If this agreement shall terminate on other than the last day of a month, then the monthly installment of compensation payable to Agent shall be prorated on a per diem basis. Upon termination, the parties shall account to each other with respect to all uncompleted business, and Agent shall deliver to the Owner all leases, books, records and other documents owned by or belonging to the Owner which may be in the possession of Agent.

(b) In the event a petition in bankruptcy is filed by Owner or Agent, or in the event that an involuntary petition is filed against the Owner or Agent and not discharged or bonded against within ninety (90) days, or in the event that the Owner or Agent shall make an assignment for the benefit of creditors or take advantage of any insolvency act, the other party hereto may forthwith terminate this agreement without notice.

(c) (I) Subject to and conditioned upon the satisfaction of all of the terms and conditions hereinafter set forth including, without limitation, the timely payment by Owner of the Termination Fee (as such term is hereinafter defined), Owner shall have the right to terminate this agreement at any time after the second (2nd) annual anniversary of the commencement date of the term of this agreement (such right is hereinafter referred to as “Owner’s Termination Right”). Such termination shall be effective on the date (“Termination Date”) which shall be the last day of any calendar month subsequent to the second (2nd) anniversary of the commencement date of the term of this agreement as shall be designated in a notice from Owner to Agent (“Termination Notice”) of Owner’s exercise of Owner’s Termination Right. Owner shall give the Termination Notice to Agent at least ninety (90) days prior to the date set forth in the Termination Notice as the Termination Date. Owner’s Termination Right shall also be subject to and conditioned upon the satisfaction of the following additional conditions precedent: (i) Owner shall be required to terminate this agreement for a good faith, bona fide business reason by an independent institutional leasehold mortgagee providing funding to Owner in respect of the Property, and Owner shall provide Agent with reasonably sufficient evidence of such requirement prior to or simultaneously with the service of the Termination Notice by Owner upon Agent; and (ii) together with Owner’s Termination Notice, Owner shall pay to Agent, by official bank check payable to the direct order of Agent, a termination fee (“Termination Fee”) in an amount equal to the sum of (1) the aggregate amount of all sums due and to become due to Agent pursuant to the provisions of paragraph 5 above and all other applicable provisions of this agreement accrued from the Termination Date through and including the original fixed expiration date of the term of this Agreement, without discount, and (2) all unpaid sums due and to become due to Agent pursuant to paragraph 5 above and all other applicable provisions of this Agreement, without discount, accrued from the date the Termination Notice is served upon Agent through and including the Termination Date. If any portion of the Termination Fee cannot be established with certainty, such portion shall be reasonably estimated by Owner based upon historical information for the calendar year immediately prior to the calendar year in which the Termination Date shall occur, assuming a five (5%) percent per year compounded increase for each subsequent calendar year.

(II) Provided and on condition that the Termination Notice shall be timely and properly served upon Agent in accordance with the foregoing provisions of this paragraph 6 together with full and proper payment of the Termination Fee, this Agreement shall be terminated effective as of the Termination Date, and the parties shall have no further obligations or liabilities to each other under or pursuant to this agreement from and after the Termination Date, except that Owner’s obligation to pay Agent all compensation and other sums due to Agent under this agreement through the Termination Date, Owner’s obligation to pay the full amount of the Termination Fee to Agent, and Agent’s right to seek and obtain arbitration as provided in this Agreement, shall survive the termination of this Agreement.

7. Relationship of Parties; No Minimum Time Requirements.

(a) Nothing contained in this agreement shall be deemed or construed to create a partnership or joint venture between the Owner and Agent or to cause Agent to be responsible in any way for the debts or obligations of the Owner or any other party, it being the intention of the parties that the only relationship hereunder is that of agent and principal.

(b) Notwithstanding anything to the contrary set forth in this agreement or any prior course of conduct, it is expressly acknowledged and agreed by the parties that (i) Agent, in Agent’s sole and absolute discretion, shall have the right to employ, engage and discharge, for Agent’s own account, such persons as Agent shall from time to time determine, whether or not any of such persons shall be employed or engaged at any time(s) in connection with the management of the Property, (ii) neither Robert S. Gettinger, Clark Gettinger, or any other principal or employee of Agent shall be required to devote such person’s full time to the management of the Property, and each of such persons shall devote only such time and effort to the management of the Property as Agent shall determine, in its sole and absolute judgment, shall be necessary for the performance of Agent’s obligations under this agreement, (iii) the principals of Agent shall not be required to be engaged by Agent as their sole and exclusive function, and such principals may have other business interests and may engage in other business activities and investments in addition to those relating to Agent’s business and (iv) the incapacity or death of Robert S. Gettinger, Clark Gettinger or any other principal or employee of Agent shall not affect the payment by Owner of Agent’s compensation or any of Owner’s other obligations under this agreement.

8. Captions. Captions have been inserted at the beginning of each section hereof for convenience of reference only and such captions shall not affect the construction or interpretation of any such section.

9. Notices. All statements, requests and notices hereunder shall be in writing and shall be sufficient in all respects if sent by certified or registered mail, or by a nationally recognized next business day delivery service (such as Federal Express), to the appropriate party at its address first above written. All such sufficient statements, requests and notices hereunder shall be deemed given three (3) business days after being deposited in the mails in a properly addressed and sealed envelope, postage prepaid in the event of mailed notices, or upon delivery, in the event of notices given by a next business day delivery service. Any notice of change of address or of an additional person to receive future notices shall not be effective until received.

10. Counterparts; Facsimile. This agreement may be executed in more than one counterpart which, taken together, shall constitute the original of this agreement. This agreement may be validly executed by means of facsimile signature.

11. Assignment. This agreement and every provision hereof, shall bind, apply to and run in favor of the Owner and Agent and their respective successors in interest and may not be changed, waived or terminated orally. The Owner may not assign this agreement without the written consent of Agent. Agent may assign this agreement and all of Agent’s rights hereunder, and delegate all of Agent’s obligations hereunder, to an entity which controls, or is controlled by, or is under common control with Agent, and/or which is formed or to be formed by Robert Gettinger and/or Clark Gettinger.

12. Partial Invalidity. If any term or provision of this agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this agreement, or the application of such term to other persons or circumstances, shall not be affected thereby, and each term and provision of this agreement shall be invalid and be enforced to the fullest extent permitted by law.

13. Merger; Entire Agreement. This agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

14. Applicable Law. Without limitation of any of the provisions of this Agreement, this Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to any presumption or other rule or custom requiring construction or interpretation against the party causing this Agreement to be drafted.

15. Attorneys’ Fees. Without limitation of any of the provisions of this Agreement, in the event that either party hereto shall commence litigation against the other in connection herewith, the losing party in such action shall reimburse the reasonable attorneys' fees, expenses and court costs of the prevailing party in such action.

16. Arbitration. If any dispute shall arise between or involving the parties hereto with respect to any matter or thing relating to this Agreement, then such dispute shall be promptly submitted to and decided by binding arbitration by the American Arbitration Association in the County of New York in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, as same may hereafter be amended, supplemented, supplanted or replaced. The award rendered by the arbitrators shall be final, and judgment may be entered upon such award in accordance with applicable law in any court having jurisdiction. Each party shall bear its own legal and accounting fees in connection with such arbitration hearing and all filing fees shall be borne equally by the parties; however, the arbitrators shall have the power to award legal fees and costs to either party as the arbitrators may see fit.

17. Guaranty. By execution of a copy of this agreement below, and as a material inducement to Agent to enter into and perform under this agreement, Lightstone Holdings, LLC (“Guarantor”) hereby absolutely, unconditionally and irrevocably guarantees to Agent, and to Agent’s successors and assigns, the full and timely performance, payment and observation by Owner of all of Owner’s covenants, obligations, representations and warrantees under and/or pursuant to this agreement. Guarantor hereby waives notice of acceptance of the provisions of this paragraph 17, notice of default under this agreement or any other notices required under this agreement, and all other notices to which Guarantor might otherwise be entitled, whether by statute, rule of law or otherwise, and any demand for payment or performance under the provisions of this paragraph 17. Guarantor’s obligations under this agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by: (a) any amendment, extension, renewal or modification of, or addition or supplement to, any of the terms, conditions or provisions of this agreement; (b) any compromise, release, consent, extension, indulgence or other action or inaction with respect to any of the terms, conditions or provisions of this agreement; (c) any exercise, non-exercise or delay in exercise by Agent of any right, power or remedy under or in respect of this agreement, or any waiver of any such right, power or remedy; (d) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Owner or any other guarantor, or the discharge or release of Owner or any other guarantor in any such bankruptcy proceeding; (e) any sale, lease or transfer of any or all of the assets, shares of stock, partnership interests or other ownership interests of Owner or Guarantor or (f) any other circumstance, whether or not Guarantor, Owner or Agent shall have had actual or constructive notice or knowledge thereof. The liability of Guarantor is coextensive with that of Owner and also joint and several with Owner, and action or suit may be brought against Guarantor and carried to final judgment and/or completion and recovery had, either with or without making Owner a party thereto. Insofar as the payment by of any sums of money to Agent is involved, the provisions of this paragraph 17 constitute a guaranty of payment and not of collection. The provisions of this paragraph 17 shall survive the expiration or earlier termination of the term of this agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

1407 Broadway Real Estate LLC, Owner

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

Trebor Management Corp., Agent

By:	/s/ Robert S. Gettinger
Name: Robert S. Gettinger
Title: President

GUARANTOR:

Lightstone Holdings, LLC

By: /s/ David Lichtenstein
Name: David Lichtenstein
Title: President